Exhibit 99.1

Bank of the Ozarks, Inc. Announces Third Quarter 2014 Earnings

LITTLE ROCK, Ark.--(BUSINESS WIRE)--October 14, 2014--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced that net income for the third quarter of 2014 was $32.1 million, a 21.3% increase from $26.5 million for the third quarter of 2013. Diluted earnings per common share for the third quarter of 2014 were $0.40, an 11.1% increase from $0.36, on a split-adjusted basis, for the third quarter of 2013.

For the nine months ended September 30, 2014, net income totaled $83.9 million, a 25.5% increase from net income of $66.8 million for the first nine months of 2013. Diluted earnings per common share for the first nine months of 2014 were $1.08, an 18.7% increase from $0.91, on a split-adjusted basis, for the first nine months of 2013.

During the last five quarters, the Company has completed three acquisitions including its July 2013 acquisition of The First National Bank of Shelby (“FNB Shelby”), its March 2014 acquisition of Bancshares, Inc. (“Bancshares”) and its May 2014 acquisition of Summit Bancorp, Inc. (“Summit”). On July 31, 2014, the Company entered into a definitive agreement and plan of merger with Intervest Bancshares Corporation (“Intervest”). This transaction, which is subject to regulatory approval and approval of the Intervest stockholders, is expected to close in the first quarter of 2015.

On June 23, 2014, the Company completed a 2-for-1 stock split, in the form of a stock dividend, effected by issuing one share of common stock for each share of such stock outstanding on June 13, 2014. All share and per share information in this release has been adjusted to give effect to this stock split.

The Company’s annualized returns on average assets, average common stockholders’ equity and average tangible common stockholders’ equity for the third quarter of 2014 decreased to 1.98%, 14.80% and 16.93%, respectively, compared to 2.36%, 18.14% and 18.70%, respectively, for the third quarter of 2013. Annualized returns on average assets, average common stockholders’ equity and average tangible common stockholders’ equity for the first nine months of 2014 decreased to 1.98%, 14.92% and 16.27%, respectively, compared to 2.18%, 16.54% and 16.95%, respectively, for the first nine months of 2013. The calculation of the Company’s return on average tangible common stockholders’ equity and the reconciliation to generally accepted accounting principles (“GAAP”) is included in the schedules accompanying this release.

Non-purchased loans and leases were $3.64 billion at September 30, 2014, a 44.3% increase from $2.52 billion at September 30, 2013. Including loans covered by Federal Deposit Insurance Corporation (“FDIC”) loss share agreements (“covered loans”) and purchased loans not covered by loss share agreements (“purchased non-covered loans”), total loans and leases were $4.92 billion at September 30, 2014, a 47.7% increase from $3.33 billion at September 30, 2013.

George Gleason, Chairman and Chief Executive Officer, stated, “We are pleased to report our excellent results for the third quarter and first nine months of 2014. Our ability to organically grow our portfolio of high quality, good yielding loans and leases has contributed significantly to our growth and profitability in recent years. Our balance of non-purchased loans and leases outstanding increased a record $468 million in the quarter just ended and $1.01 billion for the first nine months of 2014. Additionally, our unfunded balance of closed loans increased $751 million during the quarter just ended and $1.37 billion for the first nine months of 2014, growing to $2.58 billion at September 30, 2014.”

Deposits were $5.14 billion at September 30, 2014, a 40.6% increase compared to $3.65 billion at September 30, 2013. A majority of such increase is attributable to deposits assumed in the Bancshares and Summit acquisitions.

Total assets were $6.58 billion at September 30, 2014, a 39.7% increase compared to $4.71 billion at September 30, 2013.

Common stockholders’ equity was $876 million at September 30, 2014, a 43.0% increase from $612 million at September 30, 2013. Tangible common stockholders’ equity was $768 million at September 30, 2014, a 29.7% increase from $592 million at September 30, 2013. Book value per common share was $10.99 at September 30, 2014, a 31.8% increase from $8.34, on a split-adjusted basis, at September 30, 2013. Tangible book value per common share was $9.64 at September 30, 2014, a 19.5% increase from $8.07, on a split-adjusted basis, at September 30, 2013. The calculations of the Company’s tangible common stockholders’ equity and tangible book value per common share and the reconciliations to GAAP are included in the schedules accompanying this release.

Changes in common stockholders’ equity, tangible common stockholders’ equity, book value per common share and tangible book value per common share reflect earnings, dividends paid, stock option and stock grant transactions, stock consideration issued in connection with the Company’s Summit acquisition, changes in the Company’s mark-to-market adjustment for unrealized gains and losses on investment securities available for sale and, for tangible common stockholders’ equity and tangible book value per share, changes in intangible assets.

During the second quarter of 2014, the Company revised its initial estimates regarding the expected recovery of acquired assets with built-in losses in the FNB Shelby acquisition, specifically the timing and amount of expected charge-offs of purchased non-covered loans. As a result of such revision, the Company concluded that the previously established deferred tax asset valuation allowance of approximately $4.1 million was not necessary. Because such revision occurred during the first 12 months following the date of acquisition and was not the result of changes in circumstances, the Company has recast its third quarter 2013 financial statements, along with all subsequent financial statements, to increase the bargain purchase gain on the FNB Shelby acquisition by $4.1 million, or approximately $0.05, on a split-adjusted basis, of diluted earnings per common share, to reflect this change in estimate.

The Company’s ratio of common stockholders’ equity to total assets increased to 13.31% at September 30, 2014, compared to 13.00% at September 30, 2013, but decreased compared to 13.50% at June 30, 2014. Its ratio of tangible common stockholders’ equity to total tangible assets decreased to 11.87% at September 30, 2014, compared to 12.63% at September 30, 2013 and 11.98% at June 30, 2014. The calculation of the Company’s ratio of tangible common stockholders’ equity to total tangible assets and the reconciliation to GAAP is included in the schedules accompanying this release.

NET INTEREST INCOME

Net interest income for the third quarter of 2014 was a record $74.6 million, a 47.4% increase from $50.6 million for the third quarter of 2013. Net interest margin, on a fully taxable equivalent (“FTE”) basis, was 5.49% in the third quarter of 2014, a six basis point decrease from 5.55% in the third quarter of 2013. Average earning assets were $5.61 billion for the third quarter of 2014, a 48.5% increase from $3.78 billion for the third quarter of 2013.

Net interest income for the first nine months of 2014 was $191.8 million, a 38.8% increase from $138.2 million for the first nine months of 2013. Net interest margin, on an FTE basis, was 5.52% for the first nine months of 2014, an 11 basis point decrease from 5.63% for the first nine months of 2013. Average earning assets were $4.84 billion for the first nine months of 2014, a 41.0% increase from $3.43 billion for the first nine months of 2013.

NON-INTEREST INCOME

Non-interest income for the third quarter of 2014 decreased 12.9% to $19.2 million compared to $22.1 million for the third quarter of 2013. Non-interest income for the third quarter of 2013 included a tax-exempt bargain purchase gain of $5.2 million on the FNB Shelby acquisition. There was no bargain purchase gain in the third quarter of 2014.

Non-interest income for the first nine months of 2014 decreased 0.8% to $57.0 million compared to $57.4 million for the first nine months of 2013. Non-interest income for the first nine months of 2014 included a tax-exempt bargain purchase gain of $4.7 million on the Bancshares acquisition. Non-interest income for the first nine months of 2013 included a tax-exempt bargain purchase gain of $5.2 million on the FNB Shelby acquisition.

Service charges on deposit accounts increased 26.5% to a record $7.36 million in the third quarter of 2014 compared to $5.82 million in the third quarter of 2013. Service charges on deposit accounts increased 25.5% to $19.60 million in the first nine months of 2014 compared to $15.61 million in the first nine months of 2013.

Mortgage lending income increased 35.4% to $1.73 million in the third quarter of 2014 compared to $1.28 million in the third quarter of 2013. Mortgage lending income decreased 18.3% to $3.81 million in the first nine months of 2014 compared to $4.66 million in the first nine months of 2013.

Trust income for the third quarter of 2014 increased 33.9% to a record $1.42 million compared to $1.06 million for the third quarter of 2013. Trust income increased 46.0% to $4.10 million in the first nine months of 2014 compared to $2.81 million in the first nine months of 2013.

Accretion/amortization of the Company’s FDIC loss share receivable, including amortization of the Company’s FDIC clawback payable, resulted in net amortization expense of $0.56 million in the third quarter of 2014 compared to net accretion income of $1.40 million in the third quarter of 2013, and net amortization expense of $0.74 million in the second quarter of 2014. For the first nine months of 2014, accretion/amortization of the Company’s FDIC loss share receivable, including amortization of the Company’s FDIC clawback payable, resulted in net amortization expense of $0.61 million compared to net accretion income of $6.27 million in the first nine months of 2013.

Other income from loss share and purchased non-covered loans increased 35.6% to $3.37 million in the third quarter of 2014 compared to $2.48 million in the third quarter of 2013, but decreased 7.2% compared to $3.63 million in the second quarter of 2014. For the first nine months of 2014, other income from loss share and purchased non-covered loans was $10.31 million, an increase of 23.8% compared to $8.33 million in the first nine months of 2013.

Net gains on sales of other assets decreased 32.5% to $1.69 million in the third quarter of 2014 compared to $2.50 million in the third quarter of 2013, but increased 16.6% from $1.45 million in the second quarter of 2014. Net gains on sales of other assets decreased 45.8% to $4.11 million in the first nine months of 2014 compared to $7.59 million in the first nine months of 2013.

NON-INTEREST EXPENSE

Non-interest expense for the third quarter of 2014 increased 32.0% to $42.5 million compared to $32.2 million for the third quarter of 2013. During the third quarter of 2014, the Company incurred several unusual items of non-interest expense including software and other contract termination charges of $0.5 million, acquisition-related and systems conversion expenses of approximately $2.2 million and fraud losses of approximately $0.6 million attributable to The Home Depot’s system breach. During the third quarter of 2013, the Company incurred acquisition-related expenses of approximately $1.4 million. The Company’s efficiency ratio (non-interest expense divided by the sum of net interest income FTE and non-interest income) for the third quarter of 2014 increased to 43.9% compared to 43.0% for the third quarter of 2013, but decreased compared to 44.6% in the second quarter of 2014.

Non-interest expense for the first nine months of 2014 was $117.9 million, a 29.0% increase from $91.3 million for the first nine months of 2013. During the first nine months of 2014, the Company incurred several unusual items of non-interest expense including software and other contract termination charges of $5.6 million, acquisition-related and systems conversion expenses of approximately $3.7 million and approximately $0.6 million of fraud losses attributable to The Home Depot’s system breach. During the first nine months of 2013, the Company incurred approximately $1.4 million of acquisition-related expenses. The Company’s efficiency ratio for the first nine months of 2014 increased to 45.9% compared to 45.2% for the first nine months of 2013.

ASSET QUALITY, CHARGE-OFFS AND ALLOWANCE

Loans, repossessions and foreclosed assets covered by FDIC loss share agreements, along with the related FDIC loss share receivable, are presented in the Company’s financial reports with a carrying value equal to the net present value of expected future proceeds. The carrying value of covered loans decreased to $249 million at September 30, 2014, compared to $409 million at September 30, 2013. The carrying value of foreclosed assets covered by loss share decreased to $28 million at September 30, 2014, compared to $40 million at September 30, 2013. The carrying value of the FDIC loss share receivable decreased to $37 million at September 30, 2014, compared to $90 million at September 30, 2013.

Purchased non-covered loans include a small volume of non-covered loans acquired in FDIC-assisted acquisitions and all loans acquired in other acquisitions. Purchased non-covered loans that contain evidence of credit deterioration on the date of purchase are initially recorded at fair value and are presented in the Company’s financial reports with a carrying value equal to the net present value of expected future proceeds. Other purchased non-covered loans are initially recorded at fair value on the date of purchase and are presented in the Company’s financial reports at their initial fair value, adjusted for subsequent advances, pay downs, amortization or accretion of any premium or discount on purchase, charge-offs and any other adjustments to carrying value. The carrying value of purchased non-covered loans increased to $1.03 billion at September 30, 2014, compared to $399 million at September 30, 2013, but decreased from $1.13 billion at June 30, 2014.

Excluding covered loans and purchased non-covered loans, nonperforming loans and leases as a percent of total loans and leases increased to 0.49% at September 30, 2014, compared to 0.41% at September 30, 2013, but decreased compared to 0.58% at June 30, 2014.

Excluding covered loans, purchased non-covered loans and foreclosed assets covered by loss share, nonperforming assets as a percent of total assets increased to 0.50% at September 30, 2014, compared to 0.47% at September 30, 2013, but decreased compared to 0.62% at June 30, 2014.

Excluding covered loans and purchased non-covered loans, the Company’s ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases increased to 0.63% at September 30, 2014 compared to 0.54% at September 30, 2013 and was unchanged from 0.63% at June 30, 2014.

The Company’s net charge-offs decreased to $1.0 million for the third quarter of 2014, including $0.5 million for non-purchased loans and leases, $0.3 million for purchased non-covered loans and $0.2 million for covered loans. The Company’s net charge-offs were $1.5 million for the third quarter of 2013, including $0.6 million for non-purchased loans and leases, none for purchased non-covered loans and $0.9 million for covered loans. Net charge-offs for covered loans are reported net of adjustments to applicable FDIC loss share receivable and FDIC clawback payable amounts.

The Company’s annualized net charge-off ratio for its non-purchased loans and leases decreased to 0.06% for the third quarter of 2014 compared to 0.09% for the third quarter of 2013 and 0.19% for the second quarter of 2014. The Company’s annualized net charge-off ratio for its purchased non-covered loans increased to 0.10% for the third quarter of 2014 compared to 0.00% for the third quarter of 2013, but decreased compared to 0.28% for the second quarter of 2014. The Company’s annualized net charge-off ratio for its covered loans decreased to 0.31% for the third quarter of 2014 compared to 0.83% for the third quarter of 2013 and 0.72% for the second quarter of 2014. The Company’s annualized net charge-off ratio for all loans and leases decreased to 0.09% for the third quarter of 2014 compared to 0.19% for the third quarter of 2013 and 0.25% for the second quarter of 2014.

The Company’s net charge-offs for the first nine months of 2014 decreased to $3.9 million, including $2.1 million for non-purchased loans and leases, $0.9 million for purchased non-covered loans and $0.9 million for covered loans. The Company’s net charge-offs for the first nine months of 2013 were $6.3 million, including $2.3 million for non-purchased loans and leases, none for purchased non-covered loans and $4.0 million for covered loans.

The Company’s annualized net charge-off ratio for its non-purchased loans and leases decreased to 0.10% for the first nine months of 2014 compared to 0.13% for the first nine months of 2013. The Company’s annualized net charge off ratio for its purchased non-covered loans increased to 0.15% for the first nine months of 2014 compared to 0.00% for the first nine months of 2013. The Company’s annualized net charge-off ratio for its covered loans decreased to 0.42% for the first nine months of 2014 compared to 1.06% for the first nine months of 2013. The Company’s annualized net charge-off ratio for all loans and leases decreased to 0.13% for the first nine months of 2014 compared to 0.29% for the first nine months of 2013.

For the third quarter of 2014, the Company’s provision for loan and lease losses was $3.7 million, including $3.2 million for non-purchased loans and leases, $0.3 million for purchased non-covered loans and $0.2 million for covered loans. For the third quarter of 2013, the Company’s provision for loan and lease losses was $3.8 million, including $2.9 million for non-purchased loans and leases, none for purchased non-covered loans and $0.9 million for covered loans. For the first nine months of 2014, the Company’s provision for loan and lease losses was $10.6 million, including $8.8 million for non-purchased loans and leases, $0.9 million for purchased non-covered loans and $0.9 million for covered loans. For the first nine months of 2013, the Company’s provision for loan and lease losses was $9.2 million, including $5.2 million for non-purchased loans and leases, none for purchased non-covered loans and $4.0 million for covered loans.

The Company’s allowance for loan and lease losses was $49.6 million, or 1.36% of total non-purchased loans and leases, at September 30, 2014, compared to $41.7 million, or 1.65% of total non-purchased loans and leases, at September 30, 2013, and $47.0 million, or 1.48% of total non-purchased loans and leases, at June 30, 2014.

CONFERENCE CALL

Management will conduct a conference call to review announcements made in this release at 10:00 a.m. CDT (11:00 a.m. EDT) on Wednesday, October 15, 2014. The call will be available live or in recorded version on the Company’s website www.bankozarks.com under “Investor Relations” or interested parties calling from locations within the United States and Canada may call 1-888-771-4371 ten minutes prior to the beginning of the call and ask for the Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company’s website or by telephone by calling 1-888-843-7419 in the United States and Canada or 630-652-3042 internationally. The passcode for this telephone playback is 38270172. The telephone playback will be available for one week following the call, and the website recording of the call will be available for 12 months.

NON-GAAP FINANCIAL MEASURES

This release contains certain non-GAAP financial measures. The Company’s management uses these non-GAAP financial measures, specifically tangible common stockholders’ equity, tangible book value per common share, the ratio of tangible common stockholders’ equity to total tangible assets and return on average tangible common stockholders’ equity, as the principal measures of the strength of its capital and its ability to generate earnings on its tangible capital invested by its shareholders. These measures typically adjust GAAP financial measures to exclude intangible assets. Management believes presentation of these non-GAAP financial measures provides useful supplemental information that contributes to a proper understanding of the financial results and capital levels of the Company. These non-GAAP disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the table at the end of this release under the caption “Reconciliation of Non-GAAP Financial Measures.”

FORWARD LOOKING STATEMENTS

This release and other communications by the Company contain “forward looking statements” regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future that are intended to be covered by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time. Those statements are subject to certain risks, uncertainties and other factors that may cause actual results to differ materially from those projected in such forward looking statements. These risks, uncertainties, and other factors include, but are not limited to: potential delays or other problems implementing the Company’s growth and expansion strategy including delays in identifying sites, hiring or retaining qualified personnel, obtaining regulatory or other approvals, obtaining permits and designing, constructing and opening new offices; the ability to enter into and/or close additional acquisitions; problems with, or additional expenses relating to, integrating or managing acquisitions; the ability to attract new or retain existing or acquired deposits; the ability to achieve growth in loans and leases, including growth from unfunded closed loans; the ability to generate future revenue growth or to control future growth in non-interest expense; interest rate fluctuations, including changes in the yield curve between short-term and long-term interest rates; competitive factors and pricing pressures, including their effect on the Company’s net interest margin; general economic, unemployment, credit market and real estate market conditions, and the effect of such conditions on the creditworthiness of borrowers and lessees, collateral values, the value of investment securities and asset recovery values, including the value of the FDIC loss share receivable and related assets covered by FDIC loss share agreements; changes in legal and regulatory requirements; recently enacted and potential legislation and regulatory actions, including legislation and regulatory actions intended to stabilize economic conditions and credit markets, strengthen the capital of financial institutions, increase regulation of the financial services industry and protect homeowners or consumers; changes in U.S. government monetary and fiscal policy; possible further downgrade of U.S. Treasury securities; the ability to keep pace with technological changes, including changes regarding cyber security; losses in connection with cyber security breaches; adoption of new accounting standards or changes in existing standards; and adverse results in current or future litigation or regulatory examinations as well as other factors identified in this press release or as detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission (“SEC”), including those factors included in the disclosures under the headings “Forward-Looking Information” and “Item 1A. Risk Factors” in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC. Should one or more of the foregoing risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those projected or described in such forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GENERAL INFORMATION

Bank of the Ozarks, Inc. common stock trades on the NASDAQ Global Select Market under the symbol “OZRK.” The Company owns a state-chartered subsidiary bank that conducts banking operations through 165 offices, including 88 in Arkansas, 28 in Georgia, 21 in Texas, 17 in North Carolina, five in Florida, three in Alabama and one office each in South Carolina, New York and California. The Company may be contacted at (501) 978-2265 or P.O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is www.bankozarks.com.

IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER

This communication is being made in respect of the proposed merger transaction involving the Company, Bank of the Ozarks, Intervest and Intervest National Bank. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The Company has filed with the SEC a registration statement on Form S-4 that includes a proxy statement/prospectus for the shareholders of Intervest. The Company also plans to file other documents with the SEC regarding the proposed merger transaction. Intervest will mail the final proxy statement/prospectus to its shareholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement/prospectus, as well as other filings containing information about the Company and Intervest, will be available without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, when available, without charge, from the Company’s website at http://www.bankozarks.com under the Investor Relations tab and on Intervest’s website at http://www.intervestbancsharescorporation.com.

The Company and Intervest, and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Intervest in respect of the proposed merger transaction. Information regarding the directors and executive officers of the Company is set forth in the definitive proxy statement for the Company’s 2014 annual meeting of shareholders, as filed with the SEC on March 11, 2014 and in Forms 3, 4 and 5 filed with the SEC by its executive officers and directors. Information regarding the directors and executive officers of Intervest is set forth in the definitive proxy statement for Intervest’s 2014 annual meeting of shareholders, as filed with the SEC on April 1, 2014 and in Forms 3, 4 and 5 filed with the SEC by its executive officers and directors. Additional information regarding the interests of such participants will be included in the proxy statement/prospectus and other relevant documents regarding the proposed merger transaction filed with the SEC when they become available.

Bank of the Ozarks, Inc. Selected Consolidated Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	Quarters Ended September 30,			Nine Months Ended September 30,
	2014	2013	% Change	2014	2013	% Change
Income statement data:
Net interest income	$74,621	$50,633	47.4%	$191,819	$138,237	38.8%
Provision for loan and lease losses	3,687	3,818	(3.4)	10,574	9,212	14.8
Non-interest income	19,248	22,102	(12.9)	56,996	57,446	(0.8)
Non-interest expense	42,523	32,208	32.0	117,856	91,341	29.0
Net income available to common stockholders	32,093	26,452	21.3	83,855	66,839	25.5

Common stock data*:
Net income per share – diluted	$0.40	$0.36	11.1%	$1.08	$0.91	18.7%
Net income per share – basic	0.40	0.36	11.1	1.09	0.92	18.5
Cash dividends per share	0.12	0.095	26.3	0.345	0.255	35.3
Book value per share	10.99	8.34	31.8	10.99	8.34	31.8
Tangible book value per share	9.64	8.07	19.5	9.64	8.07	19.5
Diluted shares outstanding (thousands)	80,445	73,296		77,469	71,988
End of period shares outstanding (thousands)	79,705	73,404		79,705	73,404

Balance sheet data at period end:
Assets	$6,580,360	$4,710,567	39.7%	$6,580,360	$4,710,567	39.7%
Non-purchased loans and leases	3,639,142	2,522,589	44.3	3,639,142	2,522,589	44.3
Purchased non-covered loans	1,030,988	399,058	158.4	1,030,988	399,058	158.4
Covered loans	248,802	409,319	(39.2)	248,802	409,319	(39.2)
Allowance for loan and lease losses	49,606	41,660	19.1	49,606	41,660	19.1
Foreclosed assets covered by loss share	27,882	40,452	(31.1)	27,882	40,452	(31.1)
FDIC loss share receivable	36,583	89,642	(59.2)	36,583	89,642	(59.2)
Investment securities	859,876	671,393	28.1	859,876	671,393	28.1
Goodwill	78,669	5,243	1,400.5	78,669	5,243	1,400.5
Other intangibles – net of amortization	28,439	14,796	92.2	28,439	14,796	92.2
Deposits	5,139,705	3,654,686	40.6	5,139,705	3,654,686	40.6
Repurchase agreements with customers	73,942	50,254	47.1	73,942	50,254	47.1
Other borrowings	352,616	280,905	25.5	352,616	280,905	25.5
Subordinated debentures	64,950	64,950	–	64,950	64,950	–
Common stockholders’ equity	875,578	612,338	43.0	875,578	612,338	43.0
Net unrealized gains (losses) on investment securities AFS included in common stockholders’ equity	10,724	(453)		10,724	(453)
Loan and lease, including covered loans and purchased non-covered loans, to deposit ratio	95.70%	91.14%		95.70%	91.14%

Selected ratios:
Return on average assets**	1.98%	2.36%		1.98%	2.18%
Return on average common stockholders’ equity**	14.80	18.14		14.92	16.54
Return on average tangible common stockholders’ equity**	16.93	18.70		16.27	16.95
Average common equity to total average assets	13.37	13.00		13.30	13.18
Net interest margin – FTE**	5.49	5.55		5.52	5.63
Efficiency ratio	43.95	43.00		45.88	45.23
Net charge-offs to average loans and leases**(1)	0.07	0.09		0.11	0.13
Nonperforming loans and leases to total loans and leases(2)	0.49	0.41		0.49	0.41
Nonperforming assets to total assets(2)	0.50	0.47		0.50	0.47
Allowance for loan and lease losses to total loans and leases(2)	1.36	1.65		1.36	1.65

Other information:
Non-accrual loans and leases(2)	$17,945	$10,405		$17,945	$10,405
Accruing loans and leases – 90 days past due(2)	–	–		–	–
Troubled and restructured loans and leases(2)	–	–		–	–
ORE and repossessions(2)	14,781	11,647		14,781	11,647
Impaired covered loans	13,631	52,575		13,631	52,575
Impaired purchased non-covered loans	1,657	–		1,657	–
*Adjusted to give effect to 2-for-1 stock split on June 23, 2014.
**Ratios for interim periods annualized based on actual days.
(1) Excludes covered loans and net charge-offs related to covered loans.
(2) Excludes purchased non-covered loans, covered loans and covered foreclosed assets, except for their inclusion in total assets.

Bank of the Ozarks, Inc. Supplemental Quarterly Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	12/31/12	3/31/13	6/30/13	9/30/13	12/31/13	3/31/14	6/30/14	9/30/14
Earnings Summary:
Net interest income	$43,771	$44,139	$43,465	$50,633	$55,282	$52,396	$64,801	$74,621
Federal tax (FTE) adjustment	2,009	2,020	2,076	2,161	2,372	2,424	2,737	2,892
Net interest income (FTE)	45,780	46,159	45,541	52,794	57,654	54,820	67,538	77,513
Provision for loan and lease losses	(2,533)	(2,728)	(2,666)	(3,818)	(2,863)	(1,304)	(5,582)	(3,687)
Non-interest income	18,848	16,357	18,987	22,102	18,592	20,360	17,388	19,248
Non-interest expense	(29,891)	(29,231)	(29,901)	(32,208)	(34,728)	(37,454)	(37,878)	(42,523)
Pretax income (FTE)	32,204	30,557	31,961	38,870	38,655	36,422	41,466	50,551
FTE adjustment	(2,009)	(2,020)	(2,076)	(2,161)	(2,372)	(2,424)	(2,737)	(2,892)
Provision for income taxes	(9,519)	(8,526)	(9,506)	(10,224)	(11,893)	(8,730)	(12,251)	(15,579)
Noncontrolling interest	(9)	(11)	8	(33)	8	8	8	13
Net income available to common stockholders	$20,667	$20,000	$20,387	$26,452	$24,398	$25,276	$26,486	$32,093

Earnings per common share – diluted*	$0.29	$0.28	$0.29	$0.36	$0.33	$0.34	$0.34	$0.40

Non-interest Income:
Service charges on deposit accounts	$4,799	$4,722	$5,074	$5,817	$6,031	$5,639	$6,605	$7,356
Mortgage lending income	1,483	1,741	1,643	1,276	967	954	1,126	1,728
Trust income	928	883	865	1,060	1,289	1,316	1,364	1,419
Bank owned life insurance income	1,027	1,083	1,104	1,179	1,164	1,130	1,278	1,390
Accretion/amortization of FDIC loss share receivable, net of amortization of FDIC clawback payable	1,336	2,392	2,481	1,396	901	692	(741)	(562)
Other income from loss share and purchased non-covered loans, net	3,194	2,155	3,689	2,484	4,825	3,311	3,629	3,369
Gains on investment securities	55	156	–	–	4	5	18	43
Gains on sales of other assets	2,431	1,974	3,110	2,501	1,801	974	1,448	1,688
Gains on merger and acquisition transactions	2,403	–	–	5,163	–	4,667	–	–
Other	1,192	1,251	1,021	1,226	1,610	1,672	2,661	2,817
Total non-interest income	$18,848	$16,357	$18,987	$22,102	$18,592	$20,360	$17,388	$19,248

Non-interest Expense:
Salaries and employee benefits	$15,362	$15,694	$15,294	$16,456	$17,381	$17,689	$18,831	$20,876
Net occupancy expense	4,160	4,514	4,370	4,786	5,039	5,044	5,707	6,823
Other operating expenses	9,860	8,455	9,669	10,178	11,427	13,908	12,221	13,292
Amortization of intangibles	509	568	568	788	881	813	1,119	1,532
Total non-interest expense	$29,891	$29,231	$29,901	$32,208	$34,728	$37,454	$37,878	$42,523

Allowance for Loan and Lease Losses:
Balance at beginning of period	$38,672	$38,738	$38,422	$39,373	$41,660	$42,945	$43,861	$46,958
Net charge-offs	(2,467)	(3,044)	(1,715)	(1,531)	(1,578)	(388)	(2,485)	(1,039)
Provision for loan and lease losses	2,533	2,728	2,666	3,818	2,863	1,304	5,582	3,687
Balance at end of period	$38,738	$38,422	$39,373	$41,660	$42,945	$43,861	$46,958	$49,606

Selected Ratios:
Net interest margin - FTE**	5.84%	5.83%	5.56%	5.55%	5.63%	5.46%	5.62%	5.49%
Efficiency ratio	46.25	46.76	46.34	43.00	45.55	49.82	44.60	43.95
Net charge-offs to average loans and leases**(1)	0.28	0.19	0.11	0.09	0.12	0.02	0.21	0.07
Nonperforming loans and leases to total loans and leases(2)	0.44	0.40	0.66	0.41	0.33	0.42	0.58	0.49
Nonperforming assets to total assets(2)	0.57	0.50	0.66	0.47	0.43	0.57	0.62	0.50
Allowance for loan and lease losses to total loans and leases(2)	1.83	1.78	1.61	1.65	1.63	1.58	1.48	1.36
Loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases(2)	0.73	0.56	0.74	0.54	0.45	0.75	0.63	0.63
*Adjusted to give effect to 2-for-1 stock split on June 23, 2014.
**Ratios for interim periods annualized based on actual days.
(1) Excludes covered loans and net charge-offs related to covered loans.
(2) Excludes purchased non-covered loans, covered loans and covered foreclosed assets, except for their inclusion in total assets.

Bank of the Ozarks, Inc. Average Consolidated Balance Sheets and Net Interest Analysis – FTE Unaudited

	Three Months Ended September 30,						Nine Months Ended September 30,
	2014			2013			2014			2013
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
	(Dollars in thousands)
ASSETS
Earning assets:
Interest earning deposits and federal funds sold	$2,165	$11	2.08%	$1,223	$11	3.63%	$5,218	$50	1.27%	$1,135	$21	2.47%
Investment securities:
Taxable	352,281	2,986	3.36	235,216	1,988	3.35	316,658	8,135	3.43	176,793	4,456	3.37
Tax-exempt – FTE	519,546	8,072	6.16	357,438	6,163	6.84	465,059	22,488	6.47	348,054	17,844	6.85
Non-purchased loans and leases – FTE	3,399,681	43,220	5.04	2,459,427	33,187	5.35	2,992,573	113,577	5.07	2,276,801	93,794	5.51
Purchased non-covered loans	1,072,675	18,056	6.68	283,364	5,653	7.92	766,701	39,534	6.89	120,339	7,366	8.18
Covered loans	259,022	10,630	16.28	438,913	10,501	9.49	291,644	31,166	14.29	507,708	34,845	9.18
Total earning assets – FTE	5,605,370	82,975	5.87	3,775,581	57,503	6.04	4,837,853	214,950	5.94	3,430,830	158,326	6.17
Non-interest earning assets	830,327			675,182			812,377			668,073
Total assets	$6,435,697			$4,450,763			$5,650,230			$4,098,903

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Savings and interest bearing transaction	$2,821,987	$1,508	0.21%	$1,843,060	$913	0.20%	$2,470,211	$3,845	0.21%	$1,721,794	$2,583	0.20%
Time deposits of $100,000 or more	626,785	412	0.26	430,586	296	0.27	500,194	928	0.25	365,846	828	0.30
Other time deposits	564,445	365	0.26	465,759	328	0.28	509,709	920	0.24	432,436	1,046	0.32
Total interest bearing deposits	4,013,217	2,285	0.23	2,739,405	1,537	0.22	3,480,114	5,693	0.22	2,520,076	4,457	0.24
Repurchase agreements with customers	62,430	15	0.09	41,879	7	0.07	62,018	40	0.09	35,244	21	0.08
Other borrowings	299,436	2,736	3.63	308,875	2,732	3.51	287,191	8,083	3.76	292,221	8,064	3.69
Subordinated debentures	64,950	426	2.60	64,950	433	2.64	64,950	1,267	2.61	64,950	1,290	2.65
Total interest bearing liabilities	4,440,033	5,462	0.49	3,155,109	4,709	0.59	3,894,273	15,083	0.52	2,912,491	13,832	0.63
Non-interest bearing liabilities:
Non-interest bearing deposits	1,064,142			673,215			943,445			601,146
Other non-interest bearing liabilities	67,698			40,589			57,410			41,431
Total liabilities	5,571,873			3,868,913			4,895,128			3,555,068
Common stockholders’ equity	860,240			578,382			751,602			540,382
Noncontrolling interest	3,584			3,468			3,500			3,453
Total liabilities and stockholders’ equity	$6,435,697			$4,450,763			$5,650,230			$4,098,903

Net interest income – FTE		$77,513			$52,794			$199,867			$144,494
Net interest margin – FTE			5.49%			5.55%			5.52%			5.63%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Bank of the Ozarks, Inc. Calculation of Return on Average Tangible Common Stockholders’ Equity Unaudited

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(Dollars in thousands)

Net income available to common stockholders	$32,093	$26,452	$83,855	$66,839
Average common stockholders’ equity before noncontrolling interest	$860,240	$578,382	$751,602	$540,382
Less average intangible assets:
Goodwill	(78,669)	(5,243)	(42,736)	(5,243)
Core deposit and bank charter intangibles, net of accumulated amortization	(29,363)	(11,985)	(19,770)	(8,056)

Average tangible common stockholders’ equity before noncontrolling interest	$752,208	$561,154	$689,096	$527,083

Return on average tangible common stockholders’ equity	16.93%	18.70%	16.27%	16.95%

Bank of the Ozarks, Inc. Calculation of the Ratio of Tangible Book Value per Common Share Unaudited

	September 30,
	2014	2013
	(In thousands, except per share amounts)

Total common stockholders’ equity before noncontrolling interest	$875,578	$612,338
Less intangible assets:
Goodwill	(78,669)	(5,243)
Core deposit and bank charter intangibles, net of accumulated amortization	(28,439)	(14,796)
Total intangibles	(107,108)	(20,039)
Total tangible common stockholders’ equity	$768,470	$592,299

Common shares outstanding	79,705	73,404 *

Tangible book value per common share	$9.64	$8.07

*Adjusted to give effect to 2-for-1 stock split on June 23, 2014.

Bank of the Ozarks, Inc. Calculation of the Ratio of Total Tangible Common Stockholders’ Equity to Total Tangible Assets Unaudited

	September 30,
	2014	2013
	(Dollars in thousands)

Total common stockholders’ equity before noncontrolling interest	$875,578	$612,338
Less intangible assets:
Goodwill	(78,669)	(5,243)
Core deposit and bank charter intangibles, net of accumulated amortization	(28,439)	(14,796)
Total intangibles	(107,108)	(20,039)
Total tangible common stockholders’ equity	$768,470	$592,299

Total assets	$6,580,360	$4,710,567
Less intangible assets:
Goodwill	(78,669)	(5,243)
Core deposit and bank charter intangibles, net of accumulated amortization	(28,439)	(14,796)
Total intangibles	(107,108)	(20,039)
Total tangible assets	$6,473,252	$4,690,528

Ratio of total tangible common stockholders’ equity to total tangible assets	11.87%	12.63%

CONTACT:
Bank of the Ozarks, Inc.
Susan Blair, 501-978-2217